FORM 18-K/A
          For Foreign Governments and Political Subdivisions Thereof

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              AMENDMENT NO. 1 to
                                 ANNUAL REPORT
                                      of
                           PROVINCE OF NEW BRUNSWICK
                                    CANADA
                             (Name of Registrant)

                Date of end of last fiscal year: March 31, 2002

                            SECURITIES REGISTERED*
                         (As of close of fiscal year)


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                             Amounts as to                 Names of
    Title of issue         which registration            Exchanges on
                              is effective             which registered

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         Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission

            HON. PAMELA WALLIN, BRIAN SCHUMACHER OR DAVID MURCHISON
                          Canadian Consulate General
                          1251 Avenue of the Americas
                             New York, N.Y. 10020
                                  Copies to:

          JOHN W. WHITE                                BRYAN MACDONALD
      Cravath, Swaine & Moore                    Assistant Deputy Minister
          Worldwide Plaza                            Treasury Division
         825 Eighth Avenue                       Province of New Brunswick
        New York, N.Y. 10019                           P.O. Box 6000
                                                 Fredericton, New Brunswick
                                                       Canada E3B 5H1

* The Registrant is filing this amendment to its annual report on a voluntary basis.


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     This amendment to the annual report of the Province of New Brunswick on
Form 18-K/A for the year ended March 31, 2002 comprises:

(a)  Pages numbered 1 to 4 consecutively.

(b)  The following exhibits:

     Exhibit (i):  Excerpt From The New Brunswick Economy 2003. A Report to
                   the Legislative Assembly.

     Exhibit (j)   Excerpt From Budget 2003 - 2004.



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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, Canada on the 3rd day of April, 2003.

                                          PROVINCE OF NEW BRUNSWICK

                                            By  /s/ Bryan MacDonald
                                               --------------------------
                                               Name:  Bryan MacDonald
                                               Title: Assistant Deputy Minister
                                                      Treasury Division




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                                 EXHIBIT INDEX





         Exhibit (i):   Excerpt From The New Brunswick Economy 2003.  A
                        Report to the Legislative Assembly.

         Exhibit (j)    Excerpt From Budget 2003 - 2004.





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